Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "BALLANTYNE STRONG, INC.", FILED IN THIS OFFICE ON THE ELEVENTH DAY OF JANUARY, A.D. 2022, AT 3:07 O`CLOCK P.M.

Jeffrey W. Bullock, Secretary of State

2511515 8100
SR# 20220093777

Authentication: 202507264
Date: 01-27-22

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT TO
CERTIFICATE OF INCORPORATION OF
BALLANTYNE STRONG, INC.

Ballantyne Strong, Inc. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

FIRST: That the name of the Corporation is Ballantyne Strong, Inc. The Corporation was originally incorporated pursuant to the General Corporation Law of the State of Delaware under the name Ballantyne of Omaha, Inc. on May 30, 1995.

SECOND: That this Certificate of Amendment (the "Certificate of Amendment") amends the provisions of the Corporation's Certificate of Incorporation filed with the Secretary of State on May 30, 1995 (as amended, the "Certificate of Incorporation").

THIRD: That Article FOURTH, Paragraph A, of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:

"FOURTH: A. The total number of shares of all classes of stock which the Corporation shall have authority to issue is Fifty-One Million (51,000,000) shares consisting of Fifty Million (50,000,000) shares of common stock, par value One Cent ($.01) per share (the "Common Stock"), and One Million (1,000,000) shares of preferred stock, par value One Cent ($.01) per share (the "Preferred Stock")."

FOURTH: That at the annual meeting of stockholders of the Corporation on December 6, 2021, a majority of the outstanding stock entitled to vote thereon, voted in favor of the aforesaid amendment to the Certificate of Incorporation.

FIFTH: That the aforesaid amendment to the Certificate of Incorporation was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed on its behalf by the undersigned this 11th day of January 2022.

By: ______________________
Mark Roberson
Chief Executive Officer

State of Delaware
Secretary of State
Division of Corporations
Delivered 03:07 PM 01/11/2022
FILED 03:07 PM 01/11/2022
SR 20220093777 - File Number 2511515